Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-233509) of New Media Investment Group Inc. filed on September 27, 2019 and related Joint Proxy Statement/Prospectus of New Media Investment Group Inc. and Gannett Co., Inc. and to the incorporation by reference therein of our reports dated February 27, 2019, with respect to the consolidated financial statements of Gannett Co., Inc., and the effectiveness of internal control over financial reporting of Gannett Co., Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
September 27, 2019